Exhibit 99.1

ECHOSTAR TO NAME HAMID AKHAVAN AS
CHIEF EXECUTIVE OFFICER AND PRESIDENT

ENGLEWOOD, CO, February 22, 2022 --- EchoStar Corporation (NASDAQ: SATS) today announced that Hamid Akhavan will be appointed Chief Executive Officer and President, effective March 31, 2022. Akhavan will succeed Michael Dugan, who will be retiring as Chief Executive Officer and President effective March 31, 2022, after over 30 years of service to EchoStar and its predecessors.

A seasoned and results-oriented CEO and technologist, Akhavan has extensive leadership experience at major telecommunications and technology companies, including as CEO of Unify, Inc. (formerly Siemens Enterprise Communications) and CEO of T-Mobile International, where he also served as a member of the Board of Management of Deutsche Telekom. In recent years, Akhavan has been active in private equity and investing and has served on the board of directors of several public and private companies. Most recently, Akhavan has been a partner at Twin Point Capital, where he led several of the firm’s recent investments in communications companies. Akhavan holds an MS in electrical engineering and computer science from MIT and a BS in electrical engineering from CalTech.

“With his extensive leadership experience, deep technical knowledge and strategic acumen, Hamid is the ideal choice to lead our global organization. I look forward to working with him in driving EchoStar’s success to the next level,” said Charlie Ergen, Chairman of EchoStar’s Board of Directors. “I also want to thank Mike for his years of service and guidance to EchoStar. Since joining the EchoStar family in 1990, Mike has played a pivotal role in all aspects of EchoStar’s business, including as president of the business unit now operated independently as DISH Network and the launch of its direct broadcast satellite service. His steady hand and leadership helped EchoStar to thrive amid a rapidly changing technological environment. Mike will be handing Hamid a strong organization ready to meet the challenges facing it today and in the future.”

Dugan will remain on the board of directors and will serve as a strategic advisor to the company.

“I am delighted to have the opportunity to lead EchoStar in its next phase of growth and development,” Akhavan said. “EchoStar is an incredible technology and services company which has been a pioneer since its inception. I am looking forward to a close collaboration with Charlie and the team at EchoStar, and continuing Mike’s relentless focus on operational excellence.”

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Media contact:
Sharyn Nerenberg
Sharyn.Nerenberg@EchoStar.com
(301) 428-7124
About EchoStar
EchoStar Corporation (NASDAQ: SATS) is a premier global provider of satellite communication solutions. Headquartered in Englewood, Colo., and conducting business around the globe, EchoStar is a pioneer in secure communications technologies through its Hughes Network Systems and EchoStar Satellite Services business segments. For more information, visit www.echostar.com. Follow @EchoStar on Twitter.